Exhibit 99.1

COVENANT LOGISTICS GROUP ANNOUNCES THIRD QUARTER FINANCIAL AND
OPERATING RESULTS AND PLANNED CHANGES TO MANAGEMENT

CHATTANOOGA, TENNESSEE – October 20, 2022 - Covenant Logistics Group, Inc. (NASDAQ/GS: CVLG) (“Covenant” or the “Company”) announced today financial and operating results for the third quarter ended September 30, 2022. The Company’s live conference call to discuss the quarter will be held at 9:00 A.M. Eastern Time on Friday, October 21, 2022.

Chairman and Chief Executive Officer, David R. Parker, commented: “We are pleased to report third quarter earnings of $3.39 per diluted share and non-GAAP adjusted earnings of $1.52 per diluted share. The primary difference between the GAAP and non-GAAP results is excluding a $38.5 million pre-tax gain on sale of a California terminal this quarter from adjusted results.  The adjusted, non-GAAP, results were achieved despite unprecedented inflation cost headwinds and a softening freight market. We expect both cost inflation and lower demand to continue for the remainder of this year and in to 2023. Separately, we are pleased to report progress on our stock repurchase plan.  We purchased approximately 1.0 million shares in the third quarter and, through October 17, 2022, have purchased a total of 3.3 million shares during 2022, demonstrating our strategic commitment towards creating value for our stockholders.

“Our asset-based segments, Expedited and Dedicated, contributed approximately 68% of total revenue, 85% of operating income, 62% of total freight revenue, and 59% of adjusted operating income in the quarter. Our Expedited segment grew revenue and operating ratio but adjusted operating ratio deteriorated compared to the third quarter last year. Significant cost increases from driver pay, fuel, parts and maintenance overcame the benefits from the addition of AAT in the first quarter of 2022. Our Dedicated segment produced higher revenue and better margins year over year but fell short of improving margins sequentially due to similar cost head winds experienced by Expedited. We continue to work to improve the durability of contracts in these business units to lower volatility across economic and freight cycles.

“Our asset-light segments, Managed Freight and Warehousing, contributed approximately 32% of total revenue, 15% of operating income, 38% of total freight revenue, and 41% of adjusted operating income in the quarter and combined to generate favorable margins and returns.  Managed Freight continued to exceed our expectations through strong execution and effective coordination with our Expedited and Dedicated segments. Warehousing was able to grow revenue through new customer startups but had diminished margins primarily as a result of incremental cost headwinds associated with new customer startups and investments in capacity for future growth in this segment.

“We are also pleased to report that Transport Enterprise Leasing (“TEL”), our 49% equity method investment, contributed pre-tax net income of $7.4 million, or $0.38 per share, compared to $3.2 million, or $0.14 per share, in the 2021 quarter.”

A summary of our third quarter financial performance:

	Three Months Ended September 30,		Nine Months Ended September 30,
($000s, except per share information)	2022	2021	2022	2021
Total Revenue	$311,839	$274,561	$920,801	$751,775
Freight Revenue, Excludes Fuel Surcharge	$266,599	$250,255	$791,069	$682,891
Operating Income	$59,059	$20,083	$109,779	$48,925
Adjusted Operating Income (1)	$22,451	$21,235	$75,235	$52,381
Operating Ratio	81.1%	92.7%	88.1%	93.5%
Adjusted Operating Ratio (1)	91.6%	91.5%	90.5%	92.3%
Net Income	$50,486	$16,442	$97,179	$42,999
Adjusted Net Income (1)	$22,641	$17,274	$70,858	$43,118
Earnings per Diluted Share	$3.39	$0.97	$6.12	$2.52
Adjusted Earnings per Diluted Share (1)	$1.52	$1.02	$4.46	$2.53

(1) Represents non-GAAP measures.

Truckload Operating Data and Statistics

	Three Months Ended September 30,		Nine Months Ended September 30,
($000s, except statistical information)	2022	2021	2022	2021
Combined Truckload
Total Revenue	$211,216	$168,766	$617,370	$491,930
Freight Revenue, excludes Fuel Surcharge	$166,408	$144,658	$488,648	$423,543
Operating Income	$50,076	$10,405	$79,539	$24,850
Adj. Operating Income (1)	$13,174	$11,006	$44,112	$26,653
Operating Ratio	76.3%	93.8%	87.1%	94.9%
Adj. Operating Ratio (1)	92.1%	92.4%	91.0%	93.7%
Average Freight Revenue per Tractor per Week	$5,462	$4,641	$5,379	$4,438
Average Freight Revenue per Total Mile	$2.46	$2.16	$2.43	$2.02
Average Miles per Tractor per Period	29,154	28,240	86,483	85,609
Weighted Average Tractors for Period	2,318	2,371	2,329	2,447

Expedited
Total Revenue	$117,793	$85,289	$338,234	$251,139
Freight Revenue, excludes Fuel Surcharge	$91,630	$72,959	$264,996	$217,568
Operating Income	$30,660	$11,064	$54,602	$27,479
Adj. Operating Income (1)	$10,784	$11,064	$35,615	$27,479
Operating Ratio	74.0%	87.0%	83.9%	89.1%
Adj. Operating Ratio (1)	88.2%	84.8%	86.6%	87.4%
Average Freight Revenue per Tractor per Week	$7,636	$6,666	$7,589	$6,479
Average Freight Revenue per Total Mile	$2.31	$2.02	$2.30	$1.94
Average Miles per Tractor per Period	43,483	43,306	128,809	130,119
Weighted Average Tractors for Period	913	833	895	861

Dedicated
Total Revenue	$93,423	$83,477	$279,136	$240,791
Freight Revenue, excludes Fuel Surcharge	$74,778	$71,699	$223,652	$205,975
Operating Income (Loss)	$19,416	$(659)	$24,937	$(2,629)
Adj. Operating Income (Loss) (1)	$2,390	$(58)	$8,497	$(826)
Operating Ratio	79.2%	100.8%	91.1%	101.1%
Adj. Operating Ratio (1)	96.8%	100.1%	96.2%	100.4%
Average Freight Revenue per Tractor per Week	$4,050	$3,547	$3,999	$3,330
Average Freight Revenue per Total Mile	$2.68	$2.32	$2.60	$2.11
Average Miles per Tractor per Period	19,842	20,090	60,053	61,446
Weighted Average Tractors for Period	1,405	1,539	1,434	1,586

(1) Represents non-GAAP measures.

Combined Truckload Revenue

Paul Bunn, the Company’s Senior Executive Vice President and Chief Operating Officer commented on truckload operations, “For the quarter, total revenue in our truckload operations increased 25.2%, to $211.2 million, while averaging 53 fewer tractors, compared to 2021. The revenue increase consisted of $21.8 million higher freight revenue and $20.7 million higher fuel surcharge revenue. The increase in freight revenue primarily related to a 17.7% increase in average freight revenue per tractor, offset by a 2.3% decrease in the average operating fleet size.  The fleet reduction is largely attributable to increases in the number of tractors out for maintenance related issues, particularly with older units operating in our Dedicated fleet, which have not been replaced due to constraints around procuring normalized replacement volumes of new equipment.”

Expedited Truckload Revenue
Mr. Bunn added, “Freight revenue in our Expedited segment increased $18.7 million, or 25.6%. Average total tractors increased by 80 units or 9.6% to 913, compared to 833 in the prior year quarter. The increase in tractors was attributable to the acquisition of AAT in the first quarter of the year and the increased ability to recruit and onboard qualified drivers. Average freight revenue per tractor per week increased 14.6%.”

Dedicated Truckload Revenue
“For the quarter, freight revenue in our Dedicated segment increased $3.1 million, or 4.3%. Average Dedicated tractors decreased by 134 units or 8.7% to 1,405, compared to 1,539 in the prior year quarter. Average freight revenue per tractor per week increased 14.2%.”

Combined Truckload Operating Expenses
Mr. Bunn continued, “Our truckload operating cost per total mile increased 2 cents or 0.8%, largely due to increases in salaries, wages and related expense, operations and maintenance expense, and insurance expense, partially offset by a $38.5 million gain on sale of a California terminal. On a non-GAAP or adjusted basis, our truckload operating cost per total mile increased 27 cents or 13.6%.

“Salaries, wages and related expense increased year-over-year $11.5 million on an absolute basis and 16 cents on a per total mile basis. Driver pay comprised approximately 70% of the increase, non-driver pay increases comprised approximately 18% of the increase, and the balance was attributable to worker’s compensation and benefits.

“Operations and maintenance related expense increased year-over-year by $7.0 million, or 10 cents per total mile, compared to the 2021 quarter. The combination of the increased average age of our equipment, combined with general inflationary costs of tires, parts and maintenance activities and increased overage, shortage, and damage expense all contributed to the increase.  Going forward, as we replace older equipment with new equipment, we anticipate improvements to these results.

“Insurance related expense increased year-over-year by $1.6 million, or 2 cents per total mile, compared to the 2021 quarter primarily due to the unfavorable development of a small number of prior period claims, as well as claims experience during the current quarter.

Managed Freight Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
($000s)	2022	2021	2022	2021
Freight Revenue	$78,382	$90,072	$244,814	$213,104
Operating Income	$8,605	$9,251	$28,062	$21,510
Adj. Operating Income (1)	$8,640	$9,414	$28,168	$21,999
Operating Ratio	89.0%	89.7%	88.5%	89.9%
Adj. Operating Ratio (1)	89.0%	89.5%	88.5%	89.7%

(1) Represents non-GAAP measures.

“For the quarter, Managed Freight’s freight revenue decreased $11.7 million, or 13.0%, from the prior year quarter. Operating income and adjusted operating income declined $0.6 million and $0.8 million or 7.0% and 8.2%, respectively, compared to the third quarter of 2021. Although margins have improved, Managed Freight’s reduced revenue is attributable to reduced volumes of overflow freight from both Expedited and Dedicated truckload operations. With the softening freight market, we anticipate both the revenue and operating income attributable to overflow freight to continue to decline.”

Warehousing Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
($000s)	2022	2021	2022	2021
Freight Revenue	$21,809	$15,525	$57,607	$46,244
Operating Income	$378	$427	$2,178	$2,565
Adj. Operating Income (1)	$637	$815	$2,955	$3,729
Operating Ratio	98.3%	97.3%	96.3%	94.5%
Adj. Operating Ratio (1)	97.1%	94.8%	94.9%	91.9%

(1) Represents non-GAAP measures.

“For the quarter, Warehousing’s freight revenue increased 40.5% versus the prior year quarter. The increase in revenue was primarily driven by the year-over-year impact of new customer business added during the current year. Operating income and adjusted operating income for the Warehousing segment decreased $0.1 million and $0.2 million, respectively, compared to the third quarter of 2021. The year-over-year decline in profitability with this segment is largely attributable to temporary incremental costs associated with new startup business and the costs of securing additional unoccupied leased space in key locations, which is consistent with our longer-term growth strategy. Over time, we anticipate margins in this segment to normalize at high single digits.”

Capitalization, Liquidity and Capital Expenditures
Tripp Grant, the Company’s Chief Financial Officer, added the following comments: “At September 30, 2022, our total indebtedness, composed of total debt and finance lease obligations, net of cash (“net indebtedness”), increased by $3.7 million to approximately $32.2 million as compared to December 31, 2021. In addition, our net indebtedness to total capitalization increased to 7.8% at September 30, 2022 from 7.5% at December 31, 2021.

The increase in net indebtedness is primarily attributable to the base purchase price paid for the acquisition of AAT in the amount of $37.4 million, the repurchase of approximately 3.0 million shares under our stock repurchase programs for $70.9 million, net capital expenditures of $11.3 million and dividend payments of $3.2 million, offset by cash flows from operations.

“At September 30, 2022, we had cash and cash equivalents totaling $59.3 million primarily attributable to the $43.5 million of proceeds from the sale of a California based terminal late in the quarter. Under our ABL credit facility, we had no borrowings outstanding, undrawn letters of credit outstanding of $23.9 million, and available borrowing capacity of $86.1 million. The sole financial covenant under our ABL facility is a fixed charge coverage ratio covenant that is tested only when available borrowing capacity is below a certain threshold. Based on availability as of September 30, 2022, no testing was required, and we do not expect testing to be required in the foreseeable future.

“Our net capital investment through September 30, 2022, used $11.3 million as compared to proceeds of $22.0 million for the prior year period. At the end of the quarter, we had $1.4 million in assets held for sale that we anticipate disposing within twelve months. The average age of our tractors is sequentially the same as the second quarter at 29 months and is expected to decline starting in the fourth quarter of the year and throughout 2023 as we seek to normalize the average age of our fleet.

“Our baseline expectation for net capital expenditures the remainder of 2022 is $10 million to $30 million, a wide range as a result of our efforts to opportunistically reduce the average age of our fleet and the uncertainties around scheduled deliveries, the ability to park and prepare larger volumes of used equipment to sell in a timely manner and strong but moderating sale prices for used equipment.  We believe the benefits of improved utilization, fuel economy and maintenance costs will out-weigh the increased costs of new equipment.

“Based on our current capital structure and expected net capital expenditures for the remainder of the year, we have substantial flexibility to continue to repurchase stock, declare quarterly dividends and evaluate other capital allocation alternatives.”

Planned Changes to Management

As the next step in the Company’s long term succession plan, Paul Bunn will be promoted to President and Chief Operating Officer and Joey Hogan will transition to a part time Executive Vice President role focused on strategic planning, mentoring the leadership team, government relations and other special projects, effective January 1, 2023. Mr. Parker commented, “Several years ago, we identified the next generation of leaders for Covenant, and I asked Joey to guide their development. In large part due to Joey’s unique skills and selfless personality, we are now blessed with strong leaders across our business units and corporate staff, which is reflected in the strongest financial results in our history. After 25 years, Joey has earned the right to step back on his terms, and I’m grateful to have worked with him over such a long period.  He has been a great partner and a true leader in every manner, which was most recently evidenced when he said, “Paul is ready.”  As grateful as I am for Joey’s contributions, I’m equally grateful to have Paul Bunn stepping into the President role. Paul’s ability to bridge financial and operating roles and communicate our goals and values is a key component in strengthening our company.  Over the past three years, Paul has proven himself repeatedly in positions of increasing responsibility and has over-achieved with each opportunity.  Overall, our team has never been deeper, stronger, or more aligned, and we feel very well positioned for the future.”

Outlook
Mr. Parker concluded, “For the remainder of 2022 we expect moderating freight demand, greater driver availability, and continuing cost inflation.  Absent a substantial, near-term deterioration in market forces, we expect to finish the fourth quarter with over a billion dollars of total revenue and freight revenue for the year and while we expect fourth quarter margin to worsen compared to the third quarter because of the third quarter gain on sale of a California terminal, we expect adjusted margin in the fourth quarter to be similar to that of the third quarter.

“As we look toward 2023, we anticipate a difficult freight environment coupled with cost inflation, which will pressure margins.  However, we believe our more resilient operating model, together with diligent execution and teamwork, will result in lower volatility throughout economic and freight market cycles.  We will remain focused on growing our market share, continuing to improve our operations, and becoming a stronger, more profitable, and more predictable business with the opportunity for significant and sustained value creation.”

Conference Call Information
The Company will host a live conference call tomorrow, October 21, 2022, at 9:00 a.m. Eastern time to discuss the quarter. Individuals may access the call by dialing 877-550-1505 (U.S./Canada) and 0800-524-4760 (International). An audio replay will be available for one week following the call at 800-645-7964, access code 3895#. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenantlogistics.com/investors under the icon “Earnings Info.”
Covenant Logistics Group, Inc., through its subsidiaries, offers a portfolio of transportation and logistics services to customers throughout the United States. Primary services include asset- based expedited and dedicated truckload capacity, as well as asset-light warehousing, transportation management, and freight brokerage capability. In addition, Transport Enterprise Leasing is an affiliated company providing revenue equipment sales and leasing services to the trucking industry. Covenant's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVLG.”

(1) See GAAP to Non-GAAP Reconciliation in the schedules included with this release. In addition to operating income (loss), operating ratio, net income, and earnings per diluted share, we use adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted earnings per diluted share, non-GAAP measures, as  key  measures  of  profitability.  Adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share are not substitutes for operating income (loss), operating ratio, net income, and earnings per diluted share measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. We believe our presentation of these non-GAAP financial measures are useful because it provides investors and securities analysts with supplemental information that we use internally for purposes of assessing profitability. Further, our Board and management use non-GAAP operating income (loss), operating ratio, net income, and earnings per diluted share measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. Although we believe that adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share improves comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry, if those companies define such measures differently. Because of these limitations, adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted earnings per diluted share should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “could,” “would,” “may,” “will,” "intends," “outlook,” “focus,” “seek,” “potential,” “mission,” “continue,” “goal,” “target,” “objective,” derivations thereof, and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this press release, statements relating to expected cost inflation and demand, future Dedicated and Expedited contracts, growth in the Warehousing segment, as well as margins in the Warehousing segment, future revenue and operating income, future availability and covenant testing under our ABL credit facility, expected fleet age, equipment and  cost, net capital expenditures, capital allocation alternatives, progress toward our strategic goals, future management changes, and the statements under “Outlook” are forward-looking statements. The following factors, among others could cause actual results to differ materially from those in the forward-looking statements: Our business is subject to economic, credit, business, and regulatory factors affecting the truckload industry that are largely beyond our control including cost inflation and global supply chain disruption that could affect (i) the volume, pricing, and predictability of customer demand, (ii) the availability, pricing, and delivery schedule of equipment and parts, (iii) the availability and compensation of employees and third-party capacity providers, and (iv) other aspects of our business; We may not be successful in achieving our strategic plan; We operate in a highly competitive and fragmented industry; We may not grow substantially in the future and we may not be successful in improving our profitability; We may not make acquisitions in the future, or if we do, we may not be successful in our acquisition strategy; Increases in driver compensation or difficulties attracting and retaining qualified drivers could have a materially adverse effect on our profitability and the ability to maintain or grow our fleet; Our engagement of independent contractors to provide a portion of our capacity exposes us to different risks than we face with our tractors driven by company drivers; We derive a significant portion of our revenues from our major customers; Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, surcharge collection, and hedging activities may increase our costs of operation; We depend on third-party providers, particularly in our Managed Freight segment; We depend on the proper functioning and availability of our management information and communication systems and other information technology assets (including the data contained therein) and a system failure or unavailability, including those caused by cybersecurity breaches, or an inability to effectively upgrade such systems and assets could cause a significant disruption to our business; If we are unable to retain our key employees, our business, financial condition, and results of operations could be harmed; Seasonality and the impact of weather and other catastrophic events affect our operations and profitability; We self-insure for a significant portion of our claims exposure, which could significantly increase the volatility of, and decrease the amount of, our earnings; Our self-insurance for auto liability claims and our use of captive insurance companies could adversely impact our operations; We have experienced, and may experience additional, erosion of available limits in our aggregate insurance policies; We may experience additional expense to reinstate insurance policies due to liability claims; We operate in a highly regulated industry; If our independent contractor drivers are deemed by regulators or judicial process to be employees, our business, financial condition, and results of operations could be adversely affected; Developments in labor and employment law and any unionizing efforts by employees could have a materially adverse effect on our results of operations; The Compliance Safety Accountability program adopted by the Federal Motor Carrier Safety Administration could adversely affect our profitability and operations, our ability to maintain or grow our fleet, and our customer relationships; An unfavorable development in the Department of Transportation safety rating at any of our motor carriers could have a materially adverse effect on our operations and profitability; Compliance with various environmental laws and regulations; Changes to trade regulation, quotas, duties, or tariffs; Litigation may adversely affect our business, financial condition, and results of operations; Increasing attention on environmental, social and governance matters may have a negative impact on our business, impose additional costs on us, and expose us to additional risks; Our ABL credit facility and other financing arrangements contain certain covenants, restrictions, and requirements, and we may be unable to comply with such covenants, restrictions, and requirements; In the future, we may need to obtain additional financing that may not be available or, if it is available, may result in a reduction in the percentage ownership of our stockholders; Our indebtedness and finance and operating lease obligations could adversely affect our ability to respond to changes in our industry or business; Our profitability may be materially adversely impacted if our capital investments do not match customer demand or if there is a decline in the availability of funding sources for these investments; Increased prices for new revenue equipment, design changes of new engines, future uses of autonomous tractors, volatility in the used equipment market, decreased availability of new revenue equipment, and the failure of manufacturers to meet their sale or trade-back obligations to us could have a materially adverse effect on our business, financial condition, results of operations, and profitability; Our 49% owned subsidiary, Transport Enterprise Leasing, faces certain additional risks particular to its operations, any one of which could adversely affect our operating results; We may incur additional charges in connection with the disposition of substantially all of the operations and assets of TFS; We could determine that our goodwill and other intangible assets are impaired, thus recognizing a related loss; Our Chairman of the Board and Chief Executive Officer and his wife control a large portion of our stock and have substantial control over us, which could limit other stockholders' ability to influence the outcome of key transactions, including changes of control; Provisions in our charter documents or Nevada law may inhibit a takeover, which could limit the price investors might be willing to pay for our Class A common stock; The market price of our Class A common stock may be volatile; We cannot guarantee the timing or amount of repurchases of our Class A common stock, or the declaration of future dividends, if any; If we fail to maintain effective internal control over financial reporting in the future, there could be an elevated possibility of a material misstatement, and such a misstatement could cause investors to lose confidence in our financial statements, which could have a material adverse effect on our stock price; and We could be negatively impacted by the COVID-19 outbreak or other similar outbreaks. In addition, there can be no assurance that future dividends will be declared. The declaration of future dividends is subject to approval of our board of directors and various risks and uncertainties, including, but not limited to: our cash flow and cash needs; compliance with applicable law; restrictions on the payment of dividends under existing or future financing arrangements; changes in tax laws relating to corporate dividends; deterioration in our financial condition or results: and those risks, uncertainties, and other factors identified from time-to-time in our filings with the Securities and Exchange Commission. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:

Joey B. Hogan, President
JHogan@covenantlogistics.com

Tripp Grant, Chief Financial Officer
TGrant@covenantlogistics.com

For copies of Company information contact:

Brooke McKenzie, Executive Administrative Assistant
BMcKenzie@covenantlogistics.com

Covenant Logistics Group, Inc.
Key Financial and Operating Statistics
	Income Statement Data
	Three Months Ended September 30,			Nine Months Ended September 30,
($s in 000s, except per share data)	2022	2021	% Change	2022	2021	% Change
Freight revenue	$266,599	$250,255	6.5%	$791,069	$682,891	15.8%
Fuel surcharge revenue	45,240	24,306	86.1%	129,732	68,884	88.3%
Total revenue	$311,839	$274,561	13.6%	$920,801	$751,775	22.5%
Operating expenses:
Salaries, wages, and related expenses	104,537	87,547		300,980	258,609
Fuel expense	42,471	26,174		126,457	75,368
Operations and maintenance	22,468	14,933		60,248	43,946
Revenue equipment rentals and purchased transportation	78,943	92,636		244,281	225,328
Operating taxes and licenses	3,238	2,687		8,718	8,232
Insurance and claims	12,947	11,023		35,752	28,437
Communications and utilities	1,339	947		3,723	3,325
General supplies and expenses	11,201	6,037		28,416	21,972
Depreciation and amortization	14,357	13,365		41,734	41,316
Gain on disposition of property and equipment, net	(38,721)	(871)		(39,287)	(3,683)
Total operating expenses	252,780	254,478		811,022	702,850
Operating income (loss)	59,059	20,083		109,779	48,925
Interest expense, net	935	724		2,256	2,175
Income from equity method investment	(7,400)	(3,230)		(21,261)	(9,572)
Income (loss) from continuing operations before income taxes	65,524	22,589		128,784	56,322
Income tax expense (benefit)	15,563	6,147		32,130	15,863
Income (loss) from continuing operations	49,961	16,442		96,654	40,459
Income from discontinued operations, net of tax	525	-		525	2,540
Net income (loss)	$50,486	$16,442		$97,179	$42,999
Basic earnings (loss) per share
Income (loss) from continuing operations	$3.47	$0.98		$6.24	$2.40
Income from discontinued operations	$0.04	$-		$0.03	$0.15
Net income (loss)	$3.50	$0.98		$6.27	$2.55
Diluted earnings (loss) per share
Income (loss) from continuing operations	$3.36	$0.97		$6.09	$2.37
Income from discontinued operations	$0.04	$-		$0.03	$0.15
Net income (loss)	$3.39	$0.97		$6.12	$2.52
Basic weighted average shares outstanding (000s)	14,405	16,782		15,495	16,832
Diluted weighted average shares outstanding (000s)	14,892	16,975		15,875	17,041

	Segment Freight Revenues
	Three Months Ended September 30,			Nine Months Ended September 30,
($s in 000's)	2022	2021	% Change	2022	2021	% Change
Expedited - Truckload	$91,630	$72,959	25.6%	$264,996	$217,568	21.8%
Dedicated - Truckload	74,778	71,699	4.3%	223,652	205,975	8.6%
Combined Truckload	166,408	144,658	15.0%	488,648	423,543	15.4%
Managed Freight	78,382	90,072	(13.0%)	244,814	213,104	14.9%
Warehousing	21,809	15,525	40.5%	57,607	46,244	24.6%
Consolidated Freight Revenue	$266,599	$250,255	6.5%	$791,069	$682,891	15.8%

	Truckload Operating Statistics
	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% Change	2022	2021	% Change
Average freight revenue per loaded mile	$2.79	$2.44	14.3%	$2.74	$2.27	20.7%
Average freight revenue per total mile	$2.46	$2.16	13.9%	$2.43	$2.02	20.3%
Average freight revenue per tractor per week	$5,462	$4,641	17.6%	$5,379	$4,438	21.2%
Average miles per tractor per period	29,154	28,240	3.2%	86,483	85,609	1.0%
Weighted avg. tractors for period	2,318	2,371	(2.2%)	2,329	2,447	(4.8%)
Tractors at end of period	2,280	2,348	(2.9%)	2,280	2,348	(2.9%)
Trailers at end of period	5,420	5,346	1.4%	5,420	5,346	1.4%

	Selected Balance Sheet Data
($s in '000's, except per share data)	9/30/2022	12/31/2021
Total assets	$756,718	$651,662
Total stockholders' equity	$380,112	$349,699
Total indebtedness, comprised of total debt and finance leases, net of cash	$32,226	$28,473
Net Indebtedness to Capitalization Ratio	7.8%	7.5%
Leverage Ratio(1)	0.23	0.24
Tangible book value per end-of-quarter basic share	$19.57	$17.10
(1) Leverage Ratio is calculated as ending total indebtedness, comprised of total debt and finance leases, net of cash, divided by the trailing twelve months sum of operating income (loss), depreciation and amortization, and gain on disposition of property and equipment, net.

Covenant Logistics Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1)
(Dollars in thousands)	Three Months Ended September 30,			Nine Months Ended September 30,
GAAP Presentation	2022	2021	bps Change	2022	2021	bps Change
Total revenue	$311,839	$274,561		$920,801	$751,775
Total operating expenses	252,780	254,478		811,022	702,850
Operating income	$59,059	$20,083		$109,779	$48,925
Operating ratio	81.1%	92.7%	(1,160)	88.1%	93.5%	(540)

Non-GAAP Presentation	2022	2021	bps Change	2022	2021	bps Change
Total revenue	$311,839	$274,561		$920,801	$751,775
Fuel surcharge revenue	(45,240)	(24,306)		(129,732)	(68,884)
Freight revenue (total revenue, excluding fuel surcharge)	266,599	250,255		791,069	682,891

Total operating expenses	252,780	254,478		811,022	702,850
Adjusted for:
Fuel surcharge revenue	(45,240)	(24,306)		(129,732)	(68,884)
Amortization of intangibles (2)	(1,121)	(1,152)		(3,185)	(3,456)
Gain on disposal of terminals, net	38,542	-		38,542	-
Contingent consideration liability adjustment	(813)	-		(813)	-
Adjusted operating expenses	244,148	229,020		715,834	630,510
Adjusted operating income	22,451	21,235		75,235	52,381
Adjusted operating ratio	91.6%	91.5%	10	90.5%	92.3%	(180)

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

Non-GAAP Reconciliation (Unaudited)
Adjusted Net Income and Adjusted EPS (1)

(Dollars in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
GAAP Presentation - Net income	$50,486	$16,442	$97,179	$42,999
Adjusted for:
Amortization of intangibles (2)	1,121	1,152	3,185	3,456
Strategic restructuring adjusting items:
Discontinued operations reversal of loss contingency (3)	(700)	-	(700)	(3,411)
Loss (gain) on disposal of terminals, net	(38,542)	-	(38,542)	-
Contingent consideration liability adjustment	813	-	813	-
Total adjustments before taxes	(37,308)	1,152	(35,244)	45
Provision for income tax expense at effective rate	9,463	(320)	8,923	74
Tax effected adjustments	$(27,845)	$832	$(26,321)	$119
Impact of federal income tax adjustments
Non-GAAP Presentation - Adjusted net income	$22,641	$17,274	$70,858	$43,118

GAAP Presentation - Diluted earnings per share ("EPS")	$3.39	$0.97	$6.12	$2.52
Adjusted for:
Amortization of intangibles (2)	0.08	0.07	0.20	0.21
Discontinued operations reversal of loss contingency(3)	(0.05)	-	(0.04)	(0.20)
Gain on sale of terminal, net	(2.59)	-	(2.43)	-
Contingent consideration liability adjustment	0.05	-	0.05	-
Total adjustments before taxes	(2.51)	0.07	(2.22)	0.01
Provision for income tax expense at effective rate	0.64	(0.02)	0.56	-
Tax effected adjustments	$(1.87)	$0.05	$(1.66)	$0.01
Non-GAAP Presentation - Adjusted EPS	$1.52	$1.02	$4.46	$2.53

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP net income to consolidated non-GAAP adjusted net income and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.

(2) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.
(3) "Discontinued Operations reversal of loss contingency" reflects the non-cash reversal of a previously recorded loss contingency that is no longer considered probable. The original loss contingency was recorded in Q4 2020 as a result of our disposal of our former accounts receivable factoring segment, TFS.

Covenant Logistics Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1)

(Dollars in thousands)	Three Months Ended September 30,
GAAP Presentation	2022					2021
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$117,793	$93,423	$211,216	$78,382	$22,241	$85,289	$83,477	$168,766	$90,072	$15,723
Total operating expenses	87,133	74,007	$161,140	$69,777	21,863	74,225	84,136	158,361	80,821	15,296
Operating income (loss)	$30,660	$19,416	$50,076	$8,605	$378	$11,064	$(659)	$10,405	$9,251	$427
Operating ratio	74.0%	79.2%	76.3%	89.0%	98.3%	87.0%	100.8%	93.8%	89.7%	97.3%

Non-GAAP Presentation
Total revenue	$117,793	$93,423	$211,216	$78,382	$22,241	$85,289	$83,477	$168,766	$90,072	$15,723
Fuel surcharge revenue	(26,163)	(18,645)	(44,808)	-	(432)	(12,330)	(11,778)	(24,108)	-	(198)
Freight revenue (total revenue, excluding fuel surcharge)	91,630	74,778	166,408	78,382	21,809	72,959	71,699	144,658	90,072	15,525

Total operating expenses	87,133	74,007	161,140	69,777	21,863	74,225	84,136	158,361	80,821	15,296
Adjusted for:
Fuel surcharge revenue	(26,163)	(18,645)	(44,808)	-	(432)	(12,330)	(11,778)	(24,108)	-	(198)
Amortization of intangibles (2)	(534)	(293)	(827)	(35)	(259)	-	(601)	(601)	(163)	(388)
Gain on disposal of terminals, net	21,223	17,319	38,542	-	-	-	-	-	-	-
Contingent consideration liability adjustment	(813)	-	(813)	-	-	-	-	-	-	-
Adjusted operating expenses	80,846	72,388	153,234	69,742	21,172	61,895	71,757	133,652	80,658	14,710
Adjusted operating income (loss)	10,784	2,390	13,174	8,640	637	11,064	(58)	11,006	9,414	815
Adjusted operating ratio	88.2%	96.8%	92.1%	89.0%	97.1%	84.8%	100.1%	92.4%	89.5%	94.8%

	Nine Months Ended September 30,
GAAP Presentation	2022					2021
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$338,234	$279,136	$617,370	$244,814	$58,617	$251,139	$240,791	$491,930	$213,104	$46,741
Total operating expenses	283,632	$254,199	$537,831	$216,752	$56,439	$223,660	$243,420	$467,080	$191,594	$44,176
Operating income (loss)	$54,602	$24,937	$79,539	$28,062	$2,178	$27,479	$(2,629)	$24,850	$21,510	$2,565
Operating ratio	83.9%	91.1%	87.1%	88.5%	96.3%	89.1%	101.1%	94.9%	89.9%	94.5%

Non-GAAP Presentation
Total revenue	$338,234	$279,136	$617,370	$244,814	$58,617	$251,139	$240,791	$491,930	$213,104	$46,741
Fuel surcharge revenue	(73,238)	(55,484)	$(128,722)	-	(1,010)	(33,571)	(34,816)	(68,387)	-	(497)
Freight revenue (total revenue, excluding fuel surcharge)	264,996	223,652	488,648	244,814	57,607	217,568	205,975	423,543	213,104	46,244

Total operating expenses	283,632	254,199	537,831	216,752	56,439	223,660	243,420	467,080	191,594	44,176
Adjusted for:
Fuel surcharge revenue	(73,238)	(55,484)	(128,722)	-	(1,010)	(33,571)	(34,816)	(68,387)	-	(497)
Amortization of intangibles (2)	(1,423)	(879)	(2,302)	(106)	(777)	-	(1,803)	(1,803)	(489)	(1,164)
Gain on disposal of terminals, net	21,223	17,319	38,542	-	-	-	-	-	-	-
Contingent consideration liability adjustment	(813)	-	(813)	-	-	-	-	-	-	-
Adjusted operating expenses	229,381	215,155	444,536	216,646	54,652	190,089	206,801	396,890	191,105	42,515
Adjusted operating income (loss)	35,615	8,497	44,112	28,168	2,955	27,479	(826)	26,653	21,999	3,729
Adjusted operating ratio	86.6%	96.2%	91.0%	88.5%	94.9%	87.4%	100.4%	93.7%	89.7%	91.9%

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

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